EXHIBIT 99.1

Johnson Outdoors Announces Full Year and Fourth Quarter Fiscal 2010 Results

RACINE, Wis., Dec. 3, 2010 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global outdoor recreation company, today announced increased revenues and earnings for fiscal 2010. Operating profit rose substantially as the Company benefited from company-wide sustained cost reduction initiatives implemented over the past 18 months. Net income advanced to $6.5 million or $0.68 per diluted share in the current fiscal year compared to a net loss of $9.7 million or ($1.06) per diluted share in the prior fiscal year.

"We have transformed Johnson Outdoors, taking aggressive, strategic action to enhance competitiveness and profitability now and in the future.  We streamlined operations, simplified processes and kept working capital within target levels while investing strategically in innovative new products and programs to strengthen our market-leading positions. As a result, this year's revenue growth outpaced our markets as we gained share and outperformed the competition. Importantly, significant improvement in operating efficiency enabled us to grow profits faster than sales, a key objective of our strategic plan. Continued industry recovery and focused, disciplined execution of our strategic plan are key to realizing ongoing marketplace success and sustained profitable growth in the year ahead," said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

YEAR-TO-DATE RESULTS

Total net sales grew 7 percent to $382.4 million in fiscal 2010 versus $356.5 million in fiscal 2009.  On a constant currency basis, net sales grew 6 percent.  Key contributing factors in the year-over-year increase were:

  Initial recovery of key outdoor recreational markets.
  Double-digit growth in Minn Kota® and Humminbird® brands in all channels and markets.
  Double-digit growth in Eureka!® across consumer and military segments.
  Increased revenues in Diving, which nearly offset declines in Watercraft sales.
  Successful new products in all businesses which generated more than a third of total Company revenues.

Total Company operating profit grew significantly to $14.6 million for fiscal 2010 compared to operating profit of $0.3 million in fiscal 2009. Primary drivers behind the year-over-year comparison were:

  Improved cost absorption as a result of higher sales.
  Nonrecurring items, including restructuring costs of $7.5 million in the prior fiscal year versus $2.0 million in the current fiscal year.
  Ongoing cost savings of $10.7 million, including more than $5.0 million in savings related to Watercraft consolidation, which were in addition to sustained cost reductions realized in fiscal 2009.
  Discretionary bonus and retirement contributions in the current year versus no related expenses in the prior fiscal year.

Net income for the year was $6.5 million or $0.68 per diluted share, versus a net loss of $9.7 million, or ($1.06) per diluted share, in the prior year.  The Company's interest expense was reduced by about half due primarily to new debt agreements secured last fall. On November 18, 2010 the Company announced those agreements had been amended and are expected to reduce fiscal 2011 borrowing costs by 15 percent below fiscal 2010 levels.

FOURTH QUARTER RESULTS

Due to the seasonality of the warm-weather outdoor recreational products industry, the Company's fourth quarter results historically reflect an industry-wide slowing of sales and production. Total Company net sales continued a year-long positive upward trend to increase 15 percent compared to the prior year quarter.   Key factors behind the results were:

  Double-digit increases in Marine Electronics and Outdoor Equipment sales.
  Positive response across the specialty channel to new Watercraft products and programs.
  Unfavorable currency translation of 2.6 percent impacted Diving sales.

Total Company operating loss declined 70 percent to ($3.3) million for the fourth fiscal quarter from an operating loss of ($10.9) million in the prior year quarter.  Key factors contributing to the comparison were:

  Higher sales in all businesses.
  Gross margin improvement in all businesses yielding a 7.2 point gain in total Company margins.
  Discretionary bonus, profit sharing and retirement contributions added $2.4 million in operating expense versus no related expenses in the prior year quarter.

The Company reported a 60 percent decline in its quarterly net loss of $5.8 million, or ($0.62) per diluted share, during the fourth fiscal quarter, compared to a net loss from continuing operations of $14.2 million, or ($1.55) per diluted share, in the same quarter last year.  Interest expense for the quarter was 60 percent below the prior year period. Increased tax expense was largely due to a deferred tax asset valuation allowance in Italy.

OTHER FINANCIAL INFORMATION

The Company's debt to total capitalization stood at 16 percent at the end of the year versus 21 percent at October 2, 2009.   Cash, net of debt, was $9.5 million at year-end versus debt, net of cash, of $3.7 million at October 2, 2009.   Depreciation and amortization was $10.0 million year-to-date compared with $12.9 million in the prior year.   Capital spending totaled $10.0 million in 2010 compared with last year's $8.3 million.

"The strength of our balance sheet is reflected in our having ended fiscal 2010 with debt at an all-time low and a $19 million dollar improvement in cash flow year-over-year.  Looking ahead, we will continue to carefully manage inventories to keep working capital in check while helping to ensure our ability to meet marketplace demand," said David W. Johnson, Vice President and Chief Financial Officer.

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday December 3, 2010.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page.  A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® fishfinders; Geonav®marine electronics; SCUBAPRO® and SUBGEAR® dive equipment; Silva® compasses; Tech4O® digital instruments; and Eureka!® tents.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning.Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company's success in implementing its strategic plan, including its focus on innovation; actions of and disputes with third parties, including companies that compete with the Company; the Company's success in managing inventory and its continuing efforts to implement sustainable cost-cutting and sales growth initiatives; the risk that the Company's lenders may be unwilling to provide a waiver or amendment if the Company were to violate financial covenants and the cost to the Company of obtaining any waiver or amendment that the lenders would be willing to provide; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies or interest rates; the Company's success in its on-going cost-structure reduction efforts; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL TABLES FOLLOW

JOHNSON OUTDOORS INC.
(thousands, except per share amounts)
	THREE MONTHS ENDED		YEAR ENDED
Operating Results	October 1 2010	October 2 2009	October 1 2010	October 2 2009
Net sales	$ 75,121	$ 65,287	$ 382,432	$ 356,523
Cost of sales	44,827	43,674	228,909	223,741
Gross profit	30,294	21,613	153,523	132,782
Operating expenses	33,592	32,496	138,969	132,510
Operating (loss) profit	(3,298)	(10,883)	14,554	272
Interest expense, net	1,027	2,553	4,995	9,756
Other expense, net	273	392	367	594
(Loss) income before income taxes	(4,598)	(13,828)	9,192	(10,078)
Income tax expense (benefit)	1,242	398	2,653	(407)
Net (loss) income	(5,840)	(14,226)	6,539	(9,671)
Less: undistributed earnings reallocated to non-vested stock	--	--	201	--
Diluted earnings	$ (5,840)	$ (14,226)	$ 6,338	$ (9,671)
Diluted average common shares outstanding	9,409	9,191	9,267	9,165
Net (loss) income per common share - Diluted	$ (0.62)	$ (1.55)	$ 0.68	$ (1.06)

Segment Results
Net sales:
Marine electronics	$ 28,337	$ 22,091	$ 185,494	$ 165,343
Outdoor equipment	10,612	8,830	48,690	41,387
Watercraft	12,927	11,201	64,001	69,422
Diving	23,393	23,277	85,076	80,835
Other/eliminations	(148)	(112)	(829)	(464)
Total	$ 75,121	$ 65,287	$ 382,432	$ 356,523
Operating (loss) profit:
Marine electronics	$ (2,443)	$ (3,670)	$ 13,938	$ 9,265
Outdoor equipment	726	101	5,881	3,360
Watercraft	(37)	(5,864)	1,826	(6,149)
Diving	1,009	96	3,030	1,620
Other/eliminations	(2,553)	(1,546)	(10,121)	(7,824)
Total	$ (3,298)	$ (10,883)	$ 14,554	$ 272

Balance Sheet Information (End of Period)
Cash and cash equivalents			$ 33,316	$ 27,895
Accounts receivable, net			46,928	43,459
Inventories, net			72,095	61,085
Total current assets			160,128	142,355
Total assets			226,756	210,282
Short-term debt			8,871	15,474
Total current liabilities			67,015	60,841
Long-term debt			14,939	16,089
Shareholders' equity			126,369	115,825
CONTACT:  Johnson Outdoors Inc.
          David Johnson, VP & Chief Financial Officer
          Cynthia Georgeson, VP - Worldwide Communication
          262-631-6600